PROXY AGREEMENT


     By this Proxy Agreement, entered into as of this 29th day of September, 2000 ("Agreement"), the parties identified below state, confirm, represent, warrant and agree as follows:

1.   RECITALS

     1.1. OUTSIDE DIRECTORS. John M. Leinonen ("Leinonen"), Lon A. Offenbacher ("Offenbacher"), Robert D. Olliver ("Olliver"), James C. Withers ("Withers") and S. Thomas Emerson ("Emerson") are each members of the Board of Directors of Simula, Inc., an Arizona corporation ("Simula" or the "Company"). Leinonen, Offenbacher, Olliver, Withers and Emerson are hereinafter collectively referred to as the "Director Parties," and individually as a "Director Party."

     1.2. DESJARDINS. Stanley P. Desjardins ("Desjardins") is, and was at all times material hereto, a resident of Maricopa County, Arizona. Desjardins is the founder of Simula and currently serves as its Chairman of the Board and owns approximately 28% of the outstanding Common Stock of the Company.

     1.3. COMPANY AS THIRD PARTY BENEFICIARY. Neither the Company nor any of its subsidiaries is a party to this Agreement. Notwithstanding the foregoing, the parties hereto expressly acknowledge and agree that the Company is intended to be a third party beneficiary of this Agreement and shall be entitled to enforce same.

     1.4. PURPOSE OF THIS AGREEMENT. Desjardins and the Director Parties desire to enter into this Agreement to resolve certain issues that have arisen with respect to Desjardins' relationship with the Company in order to provide certainty to the Company, its employees, customers and shareholders regarding the manner in which the business and corporate governance of Simula will be conducted for the benefit of Simula and its shareholders.

     1.5. RECITALS PART OF AGREEMENT. The matters set forth in Article 1 of this Agreement are and shall be deemed to be material and operative provisions of this Agreement and not mere recitals.

2.   TERMS OF AGREEMENT

     2.1. NO PROXY CONTEST. In consideration for the commitments and undertakings by the Company provided for in the Corporate Governance Agreement between Desjardins and the Company entered into contemporaneously with this Agreement (the "Corporate Governance Agreement"), Desjardins agrees that neither he, nor any of his Affiliates (as defined in Section 2.2), agents or representatives or any party acting at his instance or on his behalf, shall either alone, or in concert with each other or any other person or entity, solicit, induce, encourage or seek to obtain, or cause, solicit, encourage or induce any other person or entity to solicit or seek to obtain, a proxy or other authority to vote with respect to any voting securities of Simula, including but not limited to the common stock of Simula, until the later of (i) the date which is two (2) years from the date of this Agreement; or (ii) the date which is one hundred eighty (180) days prior to the third annual meeting of shareholders of Simula held

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          following the date of this Agreement (the "Standstill Period").
          Notwithstanding the foregoing, nothing in this Agreement shall prohibit Desjardins from engaging in communications which encourage other shareholders of Simula to grant their proxy to vote Simula securities to those persons appointed by the Board of Directors of Simula to solicit or vote proxies in connection with any meeting of Simula shareholders.

     2.2. GRANT OF PROXY. In consideration for the commitments and undertakings by the Company in the Corporate Governance Agreement, Desjardins hereby irrevocably appoints each of Leinonen, Offenbacher, Olliver, Withers and Emerson, or their designees, with full power of substitution, as his proxy agents with the authority to vote any and all shares of the Common Stock of Simula held by him or any Affiliate (as hereinafter defined) on any record date established by the Board of Directors with respect to any meeting of the shareholders of Simula to be conducted during the 12-month period following the date of this Agreement (the "Initial Proxy Period") with respect to (i) the election of directors; (ii) the ratification of auditors; (iii) the adoption of one or more stock option or other benefit plans, reincorporation of Simula in a state other than Arizona pursuant to a change of domicile merger, and any shareholder proposals, or any other matter to be presented at such meeting other than in connection with any action required of Desjardins pursuant to that certain Investor Rights Agreement with Levine Leichtman Capital Partners II, L.P. dated December 31, 1999, a merger, share exchange, sale of substantially all of the assets of the Company or amendment to the Articles of Incorporation that adversely affects Desjardins' rights disproportionate to those of other shareholders; provided further that the proxy shall not be used to dissolve the Company. Desjardins further agrees to execute and deliver upon request and without the payment of additional consideration, such additional documentation as the Director Parties may deem necessary and appropriate to effectuate the foregoing proxy appointment, including but not limited to the execution of separate proxy documentation. Notwithstanding the foregoing commitment to execute such additional documentation, the parties hereto agree that a copy of this Agreement may be presented to the Inspector of Elections appointed in connection with any shareholders' meeting conducted during the Initial Proxy Period as an effective proxy with respect to all shares covered hereby. The parties further agree that the proxy granted hereby is irrevocable and coupled with an interest. Each of the Director Parties hereby covenants and agrees that, he will vote in favor of the actions to be taken pursuant to the Corporate Governance Agreement unless advised in writing by legal counsel that it would be a breach of his fiduciary duty to the Company to do so. For purposes of this Agreement, as it relates to Desjardins, the term "Affiliate" shall mean (i) any person or entity who controls, who is controlled by, or is under common control with Desjardins; or (ii) any person who has a contract, agreement, arrangement or understanding with Desjardins, with respect to the voting, acquisition or disposition of Simula securities.

     2.3. MAJORITY VOTE OF DIRECTOR PARTIES TO CONTROL. In the event that a vote of the Director Parties is not unanimous as to any matter brought before any meeting of the shareholders of Simula during the Initial Proxy Period as to which the proxy granted to the Director Parties pursuant to Section 2.2 is to be exercised, then a vote of a majority of the Director Parties shall control the voting of the shares subject to the proxy.

     2.4. TERMINATION AND REPLACEMENT OF DIRECTOR PARTIES. Each of the Director Parties hereby acknowledges and agrees that in the event that, at any time during the Initial Proxy Period, he should resign or otherwise

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          cease to be a member of the Company's Board of Directors, then the proxy granted to such Director Party pursuant to Section 2.2 hereof shall terminate effective as of the date of such resignation or other termination of director status; provided that such proxy shall remain in full force and effect and shall continue to be exercised by the remaining Director Parties in accordance with Section 2.2 and Section
          2.3 of this Agreement. In addition, each of the parties to this Agreement hereby covenants and agrees that in the event that additional individuals (who are independent of the Company and its affiliates) are elected to the Company's Board of Directors during the Initial Proxy Period to replace any Director Party, then each party hereto will thereafter use its or his best efforts to cause such newly elected director(s) to become a party to this Agreement.

     2.5. REVOCATION OF PRIOR PROXIES. This Agreement shall serve as a revocation of, and a consent to the revocation of, any proxy previously granted by Desjardins with respect to the securities of Simula.

     2.6. AGREEMENT TO GRANT ADDITIONAL PROXIES. Desjardins hereby covenants and agrees that, upon the expiration of the Initial Proxy Period, Desjardins shall grant such additional irrevocable proxies to the Director Parties as may be necessary in order for the Director Parties to vote any and all shares of the Common Stock of Simula held by Desjardins or any Affiliate at any meeting of shareholders of the Company held following the expiration of the Initial Proxy Period but prior to the expiration of the Standstill Period with respect to any of the matters described in Section 2.2 of this Agreement. Desjardins hereby acknowledges and agrees that any attempt by him or any Affiliate to vote any shares of Simula Common Stock or other securities during the Standstill Period shall be null and void.

     2.7. DESJARDINS AS DIRECTOR. At the 2001 Annual Meeting of Shareholders, the Director Parties shall vote all shares subject to the proxy granted by Desjardins in favor of his election to the Board of Directors of the Company to serve for a term of not less than two (2) years.

     2.8. AVAILABILITY OF EQUITABLE RELIEF. In the event that any provision of this Agreement is breached by Desjardins, the Director Parties and the Company shall be entitled to obtain (i) an injunction restraining such breach or threatened breach; (ii) specific performance of any provision of this Agreement including but not limited to the provisions of Section 2.2 and Section 2.6 hereof, or (iii) an order in the nature of a declaratory judgment declaring that the proxy granted hereby is valid and irrevocable, in addition to any other right or remedy available to the Director Parties and Simula. Desjardins agrees that a bond or other security shall not be a condition to the issuance of such injunction and/or for the ordering of such specific performance.

3.   GENERAL

     3.1. NOTICES. Any notice or other communication relating to this Agreement and any and all communications which might become necessary to effectuate the purposes of this Agreement, shall be delivered to the parties by certified mail, facsimile, a recognized overnight national delivery service, at the following addresses:


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          If to Desjardins:               Stanley P. Desjardins
                                          5200 South Lakeshore Drive
                                          #240
                                          Tempe, Arizona 85283

          If to the Director Parties:     John M. Leinonen
                                          Vice President
                                          Exponent Failure Analysis Associates,
                                          Inc.
                                          Engineering and Scientific Services
                                          39100 Country Club Drive
                                          Farmington Hills, MI 48331

                                          Lon A. Offenbacher
                                          Director of Product Engineering
                                          Delphi Interior & Lighting Systems
                                          Troy Engineering Center
                                          MC480-009.T09
                                          1401 Crooks Road
                                          Troy, MI  48084-7155

                                          Robert D. Olliver
                                          Director, Risk Management Services
                                          Acordia of Arizona
                                          3020 E. Camelback Road
                                          Suite 200
                                          Phoenix, AZ  85016-4400

                                          James C. Withers
                                          Chief Executive Officer
                                          MER Corporation
                                          7960 s. Kolb Road
                                          Tucson, AZ  85706

                                          S. Thomas Emerson
                                          Director
                                          Donald H. Jones Center for
                                          Entrepreneurship
                                          Carnegie Mellon University
                                          Graduate School of Industrial
                                          Administration
                                          231 Posner Hall
                                          Pittsburgh, PA  15213-3890

          with copies to:                 Bryan Cave LLP
                                          2800 North Central Avenue
                                          Suite 2100
                                          Phoenix, Arizona  85004
                                          Fax:  (602) 364-7070
                                          Attn:  Frank M. Placenti

     3.2. MODIFICATIONS. No modification or amendment to this Agreement shall be valid, unless in writing and signed by the parties to this Agreement.

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

     3.3. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and legal representatives.

     3.4. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Arizona applicable to agreements made or to be performed entirely within such state, without regard to the conflict of law principles of such state.

     3.5. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall together be considered one and the same agreement, and shall become effective when one or more of such counterparts have been signed by each of the parties.

     3.6. SEVERABILITY. In the event that any provision of this Agreement is declared to be invalid or illegal, for any reason, this Agreement shall remain in full force and effect and the same shall be interpreted as though such invalid or illegal provision was not a part hereof.

     3.7. ATTORNEYS' FEES. In the event that any party hereto is required to commence or otherwise participate in an action or other proceeding to enforce any right arising under this Agreement, the party prevailing in such action or other proceeding shall be entitled to recover all costs and attorneys' fees, such fees to be set by the court or other tribunal, and not by the jury.

     3.8. ADDITIONAL INSTRUMENTS AND ACTIONS. The parties hereto expressly agree to execute any or further additional instruments as may be required, or to perform any other act necessary to effectuate and carry out the purposes of this Agreement, without the payment of additional consideration.

     3.9. HEADINGS; INTERPRETATION. The headings used herein are used for convenience of reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.



[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly and delivered as of the date hereof.

                                      DIRECTOR PARTIES:

                                      /s/ John M. Leinonen
                                      ------------------------------------------
                                      JOHN M. LEINONEN


                                      /s/ Lon A. Offenbacher
                                      ------------------------------------------
                                      LON A. OFFENBACHER


                                      /s/ Robert D. Olliver
                                      ------------------------------------------
                                      ROBERT D. OLLIVER


                                      /s/ James C. Withers
                                      ------------------------------------------
                                      JAMES C. WITHERS


                                      /s/ S. Thomas Emerson
                                      ------------------------------------------
                                      S. THOMAS EMERSON




                                      STANLEY P. DESJARDINS

                                      /s/ Stanley P. Desjardins
                                      ------------------------------------------